UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE CHILDREN’S PLACE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

 Supplement to Definitive Proxy Statement
for the
Annual Meeting of Stockholders
to Be Held on MAY 22, 2024

On May 6, 2024, The Children’s Place, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A, relating to the Company’s 2024 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, May 22, 2024, commencing at 8:30 a.m. (Eastern) (the “Proxy Statement”). As previously disclosed, the board of directors of the Company has fixed the close of business on April 10, 2024 as the record date (the “Record Date”) for determining shareholders entitled to vote at the Annual Meeting and at any and all postponements, continuations and adjournments thereof. Capitalized terms used in this supplement to the Proxy Statement (the “Supplement”) without definition have the same meanings as set forth in the Proxy Statement.

This Supplement describes a recent change in the proposed nominees for election to the Board and in the Company’s executive officers. The Proxy Statement contains important additional information. This Supplement should be read in conjunction with the Proxy Statement. Except as specifically amended or supplemented by the information contained herein, this Supplement does not otherwise modify, amend or supplement the Proxy Statement, and the information contained in the Proxy Statement should be considered in voting your shares. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote.

Withdrawal of Nominee for Election to the Board

As previously disclosed by the Company on a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 21, 2024 (the “8-K”), Jane T. Elfers, who served as our President and Chief Executive Officer and as a member of the Board, departed from her roles as President and Chief Executive Officer and as a member of the Board pursuant to a mutual agreement with the Company, effective as of May 20, 2024. Ms. Elfers was one of the director nominees named in the Proxy Statement.

As described in the Proxy Statement, the Board nominated six candidates to stand for election as directors at the Annual Meeting. However, due to Ms. Elfers’ departure from the Board, Ms. Elfers’ name has been withdrawn from nomination for re-election to the Board at the Annual Meeting. The Board has determined that it will not nominate a replacement director for election at the Annual Meeting. Each of the five remaining candidates nominated by the Board named in the Proxy Statement intends to stand for election at the Annual Meeting.

The revised list of nominees to be considered for election to the Board includes each of Turki Saleh A. AlRajhi, Hussan Arshad, Douglas Edwards, Muhammad Asif Seemab and Muhammad Umair. Further information on these five nominees is provided in the Proxy Statement.

Appointment of President and Interim Chief Executive Officer

Also as previously disclosed in the 8-K, on May 20, 2024, the Board appointed Muhammad Umair, who is currently a Board member, as President and Interim Chief Executive Officer of the Company, effective as of May 20, 2024. As a result of his appointment as President and Interim Chief Executive Officer, Mr. Umair no longer qualifies as an “independent director” under the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and resigned from his positions as a member of the Human Capital & Compensation Committee and the Audit Committee of the Board. With respect to compliance with Rule 5604(c)(2) of the Nasdaq Listing Rules, which requires the Company to have an audit committee composed of at least three independent directors, the Company will rely on the cure period as set forth in Rule 5605(c)(4). The Company intends to appoint an additional independent director and fill the vacancy on the Audit Committee as expeditiously as possible.

Voting Matters

The form of proxy card included in the Company’s definitive proxy materials remains valid, notwithstanding Ms. Elfers’ withdrawal from the list of director nominees. Any votes that are or have been submitted with instruction to vote for all of the Board’s nominees will be voted only for the remaining five nominees named in the Proxy Statement. Proxies already returned by shareholders will remain valid and will be voted at the Annual Meeting unless revoked. Proxies received in respect of the election of Ms. Elfers will be disregarded and will not be voted with respect to her election, but will continue to be voted as directed or otherwise as set forth therein with respect to all matters properly brought before the Annual Meeting, including the election of the other director nominees.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instructions, and your shares will be voted as specified therein, other than votes with respect to Ms. Elfers. If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding the name of Ms. Elfers as a nominee for election as director.

Other than the election of directors, none of the proposals to be presented at the Annual Meeting, as described in the Proxy Statement, is affected by this Supplement, and you should carefully review the Proxy Statement and this Supplement prior to voting your shares. Information regarding the Annual Meeting and how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement. The Proxy Statement is also available on the Company’s website at https://investor.childrensplace.com. This Supplement is being made available online at the same location on or about May 21, 2024.